EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of RVL Pharmaceuticals plc for the registration of 15,451,612 of its ordinary shares and to the incorporation by reference therein of our report dated March 30, 2022, with respect to the consolidated financial statements of RVL Pharmaceuticals plc included in its Annual Report (Form 10-K) for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 19, 2022